Exhibit 14.1

RAINIER ACQUISITION CORPORATION

Code of Business Conduct and Ethics

I.	Purpose and Scope

The Board of Directors of Rainier Acquisition Corporation (together with its subsidiaries, the “Company”) has adopted this Code of Business Conduct and Ethics (this “Code”) to aid the Company’s directors, officers and employees in making ethical and legal decisions when conducting the Company’s business and performing their day-to-day duties.

The Company’s Board of Directors (the “Board”) or a committee of the Board is responsible for administering the Code. The Board has delegated day-to-day responsibility for administering and interpreting the Code to a Compliance Officer.

The Company expects its directors, officers and employees to exercise reasonable judgment when conducting the Company’s business. The Company encourages its directors, officers and employees to refer to this Code frequently to ensure that they are acting within both the letter and spirit of this Code. The Company also understands that this Code will not provide an answer to every issue you may encounter or address every concern you may have about conducting the Company’s business ethically and legally. In these situations, or if you otherwise have questions or concerns about this Code, the Company encourages you to speak with your supervisor (if applicable) or, if you are uncomfortable doing that, with the Compliance Officer.

The Company’s directors, officers and employees generally have other legal and contractual obligations to the Company. This Code is not intended to reduce or limit the other obligations you may have to the Company. Instead, this Code should be viewed as imposing the minimum standards the Company expects from its directors, officers and employees in the conduct of the Company’s business.

II.	Standards of Conduct
A.	Compliance with Laws, Rules and Regulations; Whistleblower Protection

The Company requires that all directors, officers and employees comply with all laws, rules and regulations applicable to the Company wherever it does business. You are expected to use good judgment and common sense in seeking to comply with all applicable laws, rules and regulations and to ask for advice when you are uncertain about them.

If you become aware of the violation of any law, rule or regulation by the Company, whether by its directors, officers, employees or any third party doing business on behalf of the Company, subject to the provisions in the following paragraph, it is your responsibility to promptly report the matter to, the Compliance Officer.

Whistleblower Protection: Nothing contained in this Code, any agreement you have entered into with the Company, or any other Company policy limits your ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”) such as the Equal

Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing information or documents not subject to attorney-client privilege; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) share compensation information concerning you or others (provided that this does not permit you to disclose compensation information concerning others that you obtain because your job responsibilities require or allow access to such information); (v) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (vi) testify truthfully in a legal proceeding. Any communications and disclosures related to these matters must be consistent with applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). The Company will not limit any right you may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency. Any provisions of any agreement between the Company and any current or former employee that is inconsistent with the above language or that may limit or interfere with the ability of any person to receive an award under the whistleblower provisions of applicable law will not be enforced by the Company.

B.	Conflicts of Interest

The Company recognizes and respects the right of its directors, officers and employees to engage in outside activities that they may deem proper and desirable, provided that these activities do not impair or interfere with the performance of their duties to the Company or their ability to act in the Company’s best interests. In most, if not all, cases this will mean that our directors, officers and employees must avoid situations that present a potential or actual conflict between their personal or outside professional interests and the Company’s interests.

A “conflict of interest” occurs when a director’s, officer’s or employee’s personal interest interferes with the Company’s interests. Conflicts of interest can arise in many situations. For example, conflicts of interest can arise when a director, officer or employee takes an action or has an outside interest, responsibility or obligation that can make it difficult for him or her to perform the responsibilities of his or her position objectively or effectively in the Company’s best interests. Conflicts of interest can also occur when a director, officer or employee or his or her immediate family member receives some personal benefit (whether improper or not) as a result of the director’s, officer’s or employee’s position with the Company or by virtue of having confidential information about the Company. Each individual’s situation is different and in evaluating his or her own situation, a director, officer or employee will have to consider many factors.

Any material transaction, responsibility, obligation or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the Compliance Officer, who may notify the Board or a committee of the Board as he or she deems appropriate. Actual or potential conflicts of interest involving a director, officer or employee other than the Compliance Officer should be disclosed directly to the Compliance Officer. Actual or potential conflicts of interest involving the Compliance Officer should be disclosed directly to the Chief Financial Officer.

C.	Insider Trading

Directors, officers and employees who have material non-public information about the Company are prohibited by law and Company policy from trading in securities of the Company or such other companies, as well as from communicating such information to others who might trade on the basis of that information. To help ensure that you do not engage in prohibited insider trading and avoid even the appearance of an improper transaction, the Company has adopted an Insider Trading Policy, which is distributed to directors, officers and employees and is also available from the Compliance Officer.

If you are uncertain about the constraints on your purchase or sale of any Company securities or the securities of any other company that you are familiar with by virtue of your relationship with the Company, you should consult with the Compliance Officer before making any such purchase or sale.

D.	Confidentiality

Subject to the whistleblower protections set forth in Section II.A, directors, officers and employees must maintain the confidentiality of confidential information entrusted to them by the Company or other companies, including our partners, suppliers and customers, except when disclosure is authorized by a supervisor or legally mandated. Unauthorized disclosure or improper use of any confidential information is prohibited. Improper use of confidential information includes using confidential information of the Company to make a personal profit or avoid a personal loss, or in any manner that is not exclusively in furtherance of the company’s business strategies or for the company’s benefit or that is otherwise outside the scope of your employment Additionally, employees should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees who have a need to know such information to perform their responsibilities for the Company.

Third parties may ask you for information concerning the Company. Subject to the exceptions noted in the preceding paragraph and the whistleblower protections set forth in Section II.A, directors, officers and employees (other than the Company’s authorized spokespersons) must not discuss internal Company matters with, or disseminate internal Company information to, anyone outside the Company, except as required in the performance of their Company duties and, if appropriate, after a confidentiality agreement is in place. This prohibition applies particularly to inquiries concerning the Company from the media, market professionals (such as securities analysts, institutional investors, investment advisers, brokers and dealers) and security holders. All responses to inquiries on behalf of the Company must be made only by the Company’s authorized spokespersons. If you receive any inquiries of this nature, you must decline to comment and refer the inquirer to your supervisor or one of the Company’s authorized spokespersons.

You also must abide by any lawful obligations that you have to your former employer. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and non-competition obligations.

E.	Honest and Ethical Conduct and Fair Dealing

Directors, officers and employees should endeavor to deal honestly, ethically and fairly with the Company’s partners, suppliers, customers, competitors and employees. Statements regarding the Company’s products and services must not be untrue, misleading, deceptive or fraudulent. You must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

F.	Protection and Proper Use of Corporate Assets

Directors, officers and employees should seek to protect the Company’s assets. Theft, carelessness and waste have a direct impact on the Company’s financial performance. Directors, officers and employees must use the Company’s assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else.

G.	Corporate Opportunities

Directors, officers and employees owe a duty to the Company to advance its legitimate business interests when the opportunity to do so arises. Each director, officer and employee is prohibited from:

•diverting to himself or herself or to others any opportunities that are discovered through the use of the Company’s property or information or as a result of his or her position with the Company unless that opportunity has first been presented to, and rejected by, the Company;

•using the Company’s property or information or his or her position for improper personal gain; or

•competing with the Company.

H.	Political Contributions

Business contributions to political campaigns are strictly regulated by federal, state, provincial and local law in the U.S. and many other jurisdictions. Accordingly, all political contributions proposed to be made with the Company’s funds must be coordinated through and approved by the Compliance Officer. Directors, officers and employees may not, without the approval of the Compliance Officer, use any Company funds for political contributions of any kind to any political candidate or holder of any national, state or local government office. Directors, officers and employees may make personal contributions, but should not represent that they are making contributions on the Company’s behalf. Specific questions should be directed to the Compliance Officer.

I.	Gifts and Entertainment

It is often customary to offer or receive gifts, meals, entertainment and other gratuities or amenities in the course of doing business and building lasting commercial relationships. However, the Company makes business decisions based upon quality, performance, price, and other bona fide business reasons. The Company expects its customers and partners to choose the Company because it is best able to meet their business needs.

You may only give or receive gifts, meals and entertainment to or from employees of a commercial company with which we are doing business if they are:

•of modest value;

•not a frequent occurrence;

•not offered to induce any action or inaction by the recipient;

•reasonable and appropriate under the circumstances; and

•not embarrassing to the Company if publicly known.

J.	Bribes, Kickbacks and Other Improper Payments

The Company does not permit or condone bribes, kickbacks or other improper payments, transfers or receipts. No director, officer or employee should offer, give, solicit or receive any money or other item of value for the purpose of obtaining, retaining or directing business or bestowing or receiving any kind of favored treatment.

K.	International Trade Controls

Many countries regulate international trade transactions, such as imports, exports and international financial transactions and prohibit boycotts against countries or firms that may be “blacklisted” by certain groups or countries. The Company’s policy is to comply with these regulations and prohibitions even if compliance may result in the loss of some business opportunities. Employees should learn and understand the extent to which international trade controls apply to transactions conducted by the Company.

L.	Accuracy of Records

Directors, officers and employees must honestly and accurately report all business transactions. You are responsible for the accuracy of your records and reports. Accurate information is essential to the Company’s ability to meet legal and regulatory obligations.

All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. The financial statements of the Company shall conform to generally accepted accounting rules and the Company’s accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

M.	Quality of Public Disclosures

It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the SEC and in other public communications.

III.	Compliance Procedures
A.	Communication of Code

All current directors, officers and employees are being supplied a copy of the Code. Future directors, officers and employees will be supplied a copy of the Code when beginning service at the Company. All directors, officers and employees will be expected to review and sign an acknowledgment regarding the Code on a periodic basis. Updates of the Code, when adopted, will be promptly supplied to directors, officers and employees. Directors, officers and employees also can obtain a copy of the Code by requesting one from the Compliance Officer.

B.	Monitoring Compliance and Disciplinary Action

The Company’s management, under the supervision of its Board or a committee of the Board or, in the case of accounting, internal accounting controls, auditing or securities law matters or the Audit Committee, shall take reasonable steps to (i) monitor compliance with the Code, and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of the Code.

Disciplinary measures for violations of the Code will be determined in the Company’s sole discretion and may include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension with or without pay, demotions, reductions in salary, termination of employment or service and restitution.

The Company’s management shall periodically report to the Board or a committee of the Board on these compliance efforts including, without limitation, alleged violations of the Code and the actions taken with respect to violations.

C.	Communication Channels

Be Proactive. Every employee is encouraged to act proactively by asking questions, seeking guidance and reporting suspected violations of the Code and other policies and procedures of the Company, as well as any violation or suspected violation of law, rule or regulation resulting from the conduct of the Company’s business or occurring on the Company’s property. If an employee believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate the Code or any law, rule or regulation applicable to the Company, he or she is obligated (subject to the whistleblower protections set forth in Section II.A above) to bring the matter to the attention of the Company.

Seeking Guidance. The best starting point for officers or employees seeking advice on ethics-related issues or wishing to report potential violations of the Code will usually be their supervisor. However, if the conduct in question involves an officer’s or employee’s supervisor, if the officer or employee has reported the conduct in question to the supervisor and does not believe that the supervisor has dealt with it properly, or if the officer or employee does not feel comfortable discussing the matter with the supervisor, the officer or employee may raise the matter with the Compliance Officer.

Communication Alternatives. Any officer or employee may communicate with the Compliance Officer, or report potential violations of the Code, by any of the following methods:

•By e-mail to the Compliance Officer at [•] (anonymity cannot be maintained); or

•In writing (which can be done anonymously as set forth below under “Anonymity”), addressed to the Compliance Officer, by mail to 1 Penn Plaza, 48th floor, New York, NY 10119.

Reporting Accounting and Similar Concerns. Concerns or questions regarding potential violations of the Code, a Company policy or procedure or laws, rules or regulations relating to accounting, internal accounting controls or auditing or securities law matters will be directed to the Audit Committee of the Board (the “Audit Committee”) or a designee of the Audit Committee in accordance with the procedures established by the Audit Committee for receiving, retaining and treating complaints regarding accounting, internal accounting controls or auditing matters. Officers and employees can also communicate directly with the Audit Committee or its designee regarding such matters by the following methods (which can be done anonymously as set forth below under “Anonymity”):

•By e-mail to the Compliance Officer or [•] (anonymity cannot be maintained); or

•In writing (which can be done anonymously as set forth below under “Anonymity”), addressed to the Compliance Officer, by mail to 1 Penn Plaza, 48th floor, New York, NY 10119.

Cooperation. Employees are expected to cooperate with the Company in any investigation of a potential violation of the Code, any other Company policy or procedure, or any law, rule or regulation.

Misuse of Reporting Channels. Employees should not use these reporting channels in bad faith or in a false or frivolous manner or to report grievances that do not involve the Code or other ethics-related issues.

Director Communications. In addition to the foregoing methods, a director also can communicate concerns or seek advice with respect to this Code by contacting the Board through its Chair or the Audit Committee.

D.	Anonymity

The Company prefers that officers and employees, when reporting suspected violations of the Code, identify themselves to facilitate the Company’s ability to take steps to address the suspected violation, including conducting an investigation. The Company also recognizes that some people may feel more comfortable reporting a suspected violation anonymously.

An officer or employee who wishes to remain anonymous may do so, and the Company will use reasonable efforts to protect confidentiality. If a report is made anonymously, however, the Company may not have sufficient information to investigate or evaluate the allegations. Accordingly, persons who report suspected violations anonymously should provide as much detail as they can to permit the Company to evaluate the allegation and, if it deems appropriate, conduct an investigation.

E.	No Retaliation

The Company forbids any retaliation against an officer or employee who, acting in good faith on the basis of a reasonable belief, reports suspected misconduct. Specifically, the Company will not discharge, demote, suspend, threaten, harass or in any other manner discriminate against, such an officer or employee. Anyone who participates in any such conduct is subject to disciplinary action, including termination.

IV.	Waivers and Amendments

No waiver of any provisions of the Code for the benefit of a director or an executive officer (which includes, without limitation, the Company’s principal executive, financial and accounting officers) shall be effective unless (i) approved by the Board or, if permitted, the Audit Committee, and (ii) if required, the waiver is promptly disclosed to the Company’s securityholders in accordance with applicable U.S. securities laws and the rules and regulations of the exchange or system on which the Company’s shares are traded or quoted, as the case may be.

Any waivers of the Code for other employees may be made by the Compliance Officer, the Board or, if permitted, the Audit Committee. All amendments to the Code must be approved by the Board and, if required, must be promptly disclosed to the Company’s securityholders in accordance with United States securities laws and Nasdaq rules and regulations.

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Adopted on [●], 2026, and effective upon the effectiveness of the S-1 registration statement.

ACKNOWLEDGMENT

I acknowledge that I have reviewed and understand Rainier Acquisition Corporation’s Code of Business Conduct and Ethics (the “Code”) and agree to abide by the provisions of the Code.

Signature

Name (Printed or typed)

Position

Date